EXHIBIT 10.46

INVESTMENT AGREEMENT

This Investment Agreement dated as of March 1, 2007 by and between DIASYS CORPORATION, a Delaware corporation with a principal place of business at 21 West Main Street, Waterbury, Connecticut 06702 (the "Company"), and MORRIS SILVERMAN, an individual, with an address at MS Management Corp., 790 Estate Drive, Suite 100, Deerfield, IL 60015 (the "Investor").

1.

Purchase of  Securities.   Subject to the terms and conditions contained in this Agreement, the Investor agrees to purchase, and the Company agrees to sell, for an aggregate consideration of Six Hundred Thousand Dollars ($600,000) to be paid in cash: (i) five million (5,000,000) shares of the Company’s Common Stock and (ii) a Common Stock Purchase Warrant  (the “Warrant”) entitling the holder to purchase two million six hundred thousand (2,600,000) shares of Common Stock at One Tenth of a Cent ($.001) per share at any time prior to the fifth anniversary of the date hereof, such Warrant to be in the form of Exhibit A attached hereto.

2.

Investment Support Agreement. In consideration of the investment being made by the Investor, the Company will enter into and Investment Support Agreement with the Investor in the form attached hereto as Exhibit B.

3.

Unregistered Securities.  The Investor understands that Units, the Common Stock, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants (collectively, the “Securities”) are suitable only for sophisticated investors and are being offered and sold under the exemption provided under Sections 4(2) and 4(6) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder and similar state securities law exemptions for private offerings. The Investor makes the following representations, declarations and warranties with the intent that the same be relied upon in determining his suitability as a shareholder in the Company:

(a)

The Investor is an accredited investor, as that term is defined in Rule 501(a) under the Securities Act, in that he is a natural person and either (i) his individual net worth and that of his spouse on the date hereof exceeds $1,000,000 or (ii) he had an individual income in excess of $200,000 in each of the two most recent years or joint income with his spouse in excess of $300,000 in each of those years and he has a reasonable expectation of reaching the same income level in the current year.

(b)

 He understands: (i) that the Securities have not been registered under the Securities Act, nor pursuant to the provisions of the securities or other laws of any other applicable jurisdictions in reliance on exemptions for private offerings contained in Section 4(2) and 4(6) of the Securities Act, Rule 506 promulgated thereunder and in the laws of such jurisdictions; and (ii)  that the Securities are to be issued in reliance upon such exemptions based upon his representations, warranties and agreements set forth herein.

(c)

 The Investor agrees that the Securities may not be resold pledged or otherwise transferred unless they are registered under such securities laws or unless exemptions from applicable registration requirements are available and that the certificate evidencing his Securities will bear a legend to such effect.

4.

Governing Law.  This Agreement and all transactions, assignments and transfers hereunder and thereunder, and all the rights of the parties, shall be governed as to validity, construction, enforcement and in all other respects by the laws of the State of Connecticut.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

COMPANY:

DIASYS CORPORATION

By:  S/ JEFFREY B. AARONSON

       Jeffrey B. Aaronson

       President

 INVESTOR:

S/ MORRIS SILVERMAN

Morris Silverman

2